Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in the Annual Report of Seychelle Environmental Technologies, Inc. on Form 10-KSB of our report dated April 10, 2006, on the audited financial statements of Seychelle Environmental Technologies Inc., as of February 28, 2006 and for the year then ended.

Windes & McClaughry Accountancy Corporation
Irvine, California
June 12, 2006